EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Consent of Independent Registered Public Accounting Firm
The Allied Defense Group, Inc.
Vienna, Virginia
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 33-101724) and Form S-8 (Nos. 2-96771, 33-25677, 33-41422, 33-45303, 33-57170, and 33-57172), of The Allied Defense Group, Inc., of our reports dated October 5, 2006, relating to the consolidated financial statements and financial statement schedules, and the effectiveness of The Allied Defense Group, Inc.’s internal control over financial reporting, which appear in this Form 10-K. We are unable to and did not express an opinion in our report relating to the effectiveness of The Allied Defense Group, Inc.’s internal control over financial reporting.
BDO Seidman, LLP
Bethesda, Maryland
October 5, 2006

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